EXHIBIT (g)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this          day of                     , 2008 between The Thirty-Eight Hundred Fund, LLC (the “Fund”) and Wells Capital Management, Inc. (the “Adviser”).

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

NOW, THEREFORE, the parties hereto agree as follows:

1.	Engagement of the Adviser. The board of directors (the “Board”) of the Fund, including a majority of independent directors, on behalf of the Fund, appoints the Adviser to provide investment advisory services to the Fund and the Adviser accepts that appointment, for the period and on the terms set forth in this Agreement.

2.	Duties of the Adviser. Subject to supervision by the Fund and the Board, the Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s registration statement as filed under the 1940 Act as amended or supplemented from time to time and in the Fund’s investment guidelines attached as Schedule A as amended or supplemented from time to time (such guidelines referred to collectively as the “Guidelines”), and subject to the following:

(a)	The Adviser shall, subject to the oversight of the Fund and the Board, determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)	In the performance of its duties and obligations under this Agreement, the Adviser shall conform to and comply with (a) the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws and regulations, including the provisions of the Internal Revenue Code, as each is amended from time to time, (b) the provisions of the Fund’s operating documents and (c) the policies and procedures adopted by the Board from time to time.

(c)

The Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage in conformity with all federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Adviser will seek on behalf of the Fund the best overall terms available in accordance with the Adviser’s fiduciary obligations. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with Section 28(e) of the Exchange Act, the Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to its discretionary clients, including the Fund. In no instance will the Fund’s Assets be purchased from or sold to the Adviser or any affiliated person of the Fund, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	The Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Adviser shall provide to the Fund such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Fund may reasonably request.

The Adviser shall keep the books and records relating to the Assets required to be maintained by the Adviser under this Agreement and shall timely furnish to the Fund all information relating to the Adviser’s services under this Agreement needed by the Fund to keep the other books and records as required by Rule 31a-1 under the 1940 Act. The Adviser shall also furnish to the Fund any other information relating to the Assets that is required to be filed by the Fund with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Fund obtains from the SEC. The Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor adviser upon the termination of this Agreement (or, if there is no successor adviser, to the Fund).

(e)	The Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Fund with such information upon request of the Fund.

(f)	The investment management services provided by the Adviser under this Agreement are not to be deemed exclusive and the Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Fund.

(g)	The Adviser shall promptly notify the Fund of any financial condition that is likely to impair the Adviser’s ability to fulfill its commitment under this Agreement.

(h)	The Adviser shall be responsible for voting proxies in relation to the securities held as Assets in the Fund. The Fund shall instruct the custodian and other parties providing services to the Fund to promptly forward proxy materials according to instructions provided by the Adviser.

(i)	Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of the Adviser’s control affiliates, partners, officers or employees.

3.	Delivery of Documents. The Fund has furnished the Adviser with copies of each of the Fund’s operating documents, including its Certificate of Formation dated April 14, 2003, as amended on December 19, 2007 and its Limited Liability Company Agreement, as amended and restated, dated , 2007.

4.	Custodian. The Assets of the Fund shall be maintained in the custody of a custodian as designated within an agreement between the Fund and the custodian (the “Custodian”). The Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Adviser properly authorized to give such instruction.

5.	Compensation to the Adviser. For the services to be provided by the Adviser pursuant to this Agreement, the Fund will pay the Adviser, and the Adviser agrees to accept as full compensation therefor, an advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets under the Adviser’s management and will be paid to the Adviser monthly. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Adviser may, in its discretion and from time to time, waive a portion of its fee.

6.	Indemnification.

(a)	The Adviser shall indemnify and hold harmless the Fund from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Fund, is caused by or is otherwise directly related to the Fund’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

(b)

The Fund shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the

Fund’s obligations under this Agreement; provided, however, that the Fund’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

7.	Effective Date, Duration, Renewal and Termination.

This Agreement shall become effective on                     , 2008. Unless terminated as provided herein, this Agreement shall continue in effect until                     , 2010 and thereafter from year to year only so long as it its continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of the Fund or of the Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or vote of the holders of a “majority of the outstanding shares” of the Fund. This Agreement may be terminated (a) by the Fund at any time, without the payment of any penalty, by action of the Board or by a vote of the holders of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to the Adviser or (b) by the Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Fund. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such interpretations, exemptions and exceptions as may be granted by the SEC under the 1940 Act.

8.	Amendment. This Agreement may be amended in accordance with the 1940 Act.

9.	Governing Law. This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11.	Notice: Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Fund at:	The Thirty-Eight Hundred Fund, LLC 3800 Howard Hughes Parkway, Suite 900 Las Vegas, Nevada 89169-0925 Attention:

To the Adviser at:	Wells Capital Management, Inc. 525 Market Street, 10th Floor San Francisco, CA 94105 Attention: [ Client Administration ]

10.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11.	Miscellaneous.

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

The Thirty-Eight Hundred Fund, LLC	Wells Capital Management, Inc.

By:	By:

Name:	Name:

Title:	Title:

Schedule A

to the

Investment Management Agreement

between

The Thirty-Eight Hundred Fund, LLC

and

Wells Capital Management, Inc.

As of                     , 2008

INVESTMENT GUIDELINES

Schedule B

to the

Investment Management Agreement

between

The Thirty-Eight Hundred Fund, LLC

and

Wells Capital Management, Inc.

As of                     , 2008

Pursuant to Paragraph 5, the Fund shall pay the Adviser compensation at an annual rate as follows:

First $1 billion	5 bps	(0.05%)

Next $2 billion	3 bps	(0.03%)

Next $3 billion	2 bps	(0.02%)

Over $6 billion	1 bps	(0.01%)

Agreed and Accepted:

The Thirty-Eight Hundred Fund, LLC	Wells Capital Management, Inc.

By:	By:

Name:	Name:

Title:	Title: